United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
January 31, 2013
Remy International, Inc.
(Exact name of Registrant as Specified in its Charter)

001-13693
(Commission File Number)

Delaware	35-1909253
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)
600 Corporation Drive
Pendleton, Indiana 46064
(Addresses of Principal Executive Offices)

(765) 778-6499
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Remy International, Inc. (the “Company”) and John H Weber, Chief Executive Officer and President of the Company, have entered into a Transition, Noncompetition and Release Agreement, effective as of January 31, 2013 (the “Transition Agreement”), pursuant to which Mr. Weber's service as Chief Executive Officer and President of the Company will terminate effective February 28, 2013. In connection therewith, Mr. Weber also will resign from all of his other positions and offices (other than directorships) with the Company or any of its affiliates; provided however, that Mr. Weber will continue to serve as a non-employee Class III director of the Company until the expiration of his term in 2015.
Pursuant to the terms of the Transition Agreement, upon termination, Mr. Weber will be entitled to receive any earned but unpaid salary amounts and expense reimbursements, as well as any accrued and vested benefits under the Company's Supplemental Executive Retirement Plan and 401(k) Retirement and Savings Plan. Mr. Weber also will be entitled to receive any unpaid bonus amounts with respect to 2012, but will not be entitled to any pro-rated or other annual incentive with respect to 2013, nor any additional equity-based or other incentive awards. Notwithstanding the foregoing, Mr. Weber will be entitled to receive pro-rated payments and reimbursements from the Company for his service as a non-employee director, including director based equity grants, but not CEO based equity grants. In addition to the payments described above, provided that Mr. Weber executes and delivers a release and waiver of claims agreement to the Agreement (and such agreement remains in full force and effect), (i) Mr. Weber shall be entitled to a lump sum cash payment of $7,000,000 and (ii) Mr. Weber's unvested restricted stock awards granted prior to termination will continue to vest for so long as Mr. Weber remains a non-employee director of the Company. Pursuant to the terms of the Transition Agreement, and in accordance with Mr. Weber's current employment agreement with the Company, Mr. Weber has agreed not to compete with the Company or solicit any of its customers, suppliers or employees, for one year following termination, and both Mr. Weber and the Company have agreed to standard non-disparagement terms with respect to one another.
Effective March 1, 2013, John J. Pittas, Chief Commercial Officer, will become Chief Executive Officer President of the Company. In connection therewith, Mr. Pittas and the Company have entered into Amendment Number 2 to the Second Amended and Restated Employment Agreement, effective as of January 31, 2013 (the “Employment Agreement Amendment”). Pursuant to the terms of the Employment Agreement Amendment, effective as of March 1, 2013, Mr. Pittas's annual salary will be increased to no less than $600,000, his performance-based target bonus will be increased to no less than 100% of his annual salary and he will receive an equity grant for calendar 2013 valued at approximately $1,800,000. The term of Mr. Pittas's employment under the Employment Agreement Amendment will expire on December 31, 2015. If Mr. Pittas is terminated by the Company other than for cause, death or disability prior to the expiration of the applicable employment term, Mr. Pittas will be entitled to severance payments of 200% of the sum of (i) his annual base salary in effect immediately prior to termination and (ii) his target annual bonus for the year of termination. Mr. Pittas also will be subject to a one-year non-competition restriction following any termination of his employment with the Company. Mr. Pittas joined the Company in 2006 and held various senior management positions before being appointed Chief Commercial Officer in January 2012. Prior to joining the Company, he served as president of the Wolverine Specialty Materials division of EaglePicher Automotive. Throughout his career, Mr. Pittas has held progressive positions with Honeywell, UOP and ARI Technologies, and has extensive experience in manufacturing leadership, customer service, sales, technical support and process engineering, including international market development and Six Sigma and other productivity program implementation. Mr. Pittas is 57 years old.
In addition, on January 31, 2013, the Board of Directors of the Company (the “Board”) elected Douglas K. Ammerman as an additional Class II member of the Board and appointed Mr. Ammerman to the Audit Committee of the Board. Mr. Ammerman is a retired partner of KPMG LLP, where he became a partner in 1984. Mr. Ammerman formally retired in 2002. Mr. Ammerman currently serves as a director of Fidelity National Financial, Inc., William Lyon Homes, El Pollo Loco, Inc., and Stantec, Inc.
The Board also appointed Barbara J. Bitzer, Vice President and Global Controller, as the principal accounting officer of the Company, effective March 1, 2013. Ms. Bitzer served as a consultant to the Company from 2006 through 2008, and again from 2010 through 2012 before assuming her current position on January 1, 2013. Ms. Bitzer also served as a principal of Simons Bitzer & Associates, PC, providing executive level finance consulting for companies in various industries, including manufacturing, service and non-profit, from 2005 through 2012. Ms. Bitzer obtained a Bachelor of Science in Accounting from the University of Evansville, and is a Certified Public Accountant licensed in the state of Indiana. Ms. Bitzer is 46 years old.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits
99.1     News release.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Remy International, Inc.
Date: February 5, 2013	By:	/s/ Fred Knechtel
		Name:	Fred Knechtel
		Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Item 9.01.    Financial Statements and Exhibits
(d) Exhibits

Exhibit        Description
99.1        News Release